UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2018

Bellicum Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36783	20-1450200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2130 W. Holcombe Blvd., Ste. 800, Houston, TX	77030
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 384-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (e)

On July 13, 2018, Bellicum Pharmaceuticals, Inc. (the “Company”) and Alan Musso, the Chief Financial Officer and Treasurer of the Company, entered into a separation agreement (the “Separation Agreement”) pursuant to which Mr. Musso resigned effective August 31, 2018 (the “Separation Date”). The Company has initiated a search for his replacement and, as discussed below, Mr. Musso has agreed to provide consulting services following the Separation Date to provide advice regarding the transition of responsibilities.

Subject to Mr. Musso’s continued employment through August 31, 2018 and in exchange for a full general release of claims and continued compliance with the Employee Confidential Information and Inventions Agreement, Mr. Musso will receive: (i) salary continuation for 12 months following the Separation Date, (ii) a lump sum cash payment equal to Mr. Musso’s pro-rated target bonus for 2018, (iii) COBRA payments for up to 12 months, (iv) extension of the post-termination exercise period for Mr. Musso’s vested options until December 31, 2019, and (v) a consulting agreement with Mr. Musso for up to five hours of consulting per month, which consulting relationship shall begin on the Separation Date and shall terminate on February 28, 2019, unless earlier terminated (the “Consulting Period”) and during such Consulting Period Mr. Musso’s outstanding equity awards shall continue to vest.

(c)

In connection with Mr. Musso’s resignation, Rosemary Williams, age 54, the Company’s Vice President of Finance and Controller, will serve as the Interim Principal Accounting Officer, and Richard Fair, the Company’s Chief Executive Officer will take on the additional role as the Interim Principal Financial Officer, in each case, effective as of August 16, 2018. Ms. Williams joined the Company in May 2014 and served as the Company’s Director of Accounting and Controller until January 2017 when she was appointed to her current position. Prior to joining the Company, Ms. Williams served as a consulting Controller both independently and through various consulting firms, from June 1998 to April 2014. Ms. Williams holds a Bachelor of Arts in Accounting with a minor in French from the University of Utah and is a certified public accountant in the state of Texas.

In connection with Ms. Williams’ appointment as principal accounting officer, the Company has agreed to increase her annual base salary to $280,000 and has entered into a retention agreement with Ms. Williams, pursuant to which she is entitled to a bonus payment equal to an aggregate of six months’ base salary, half of which is payable on July 31, 2019 and the other half of which is payable on December 31, 2019, subject to her continued employment with the Company on each such date.

There are no family relationships between Ms. Williams and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. Ms. Williams is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bellicum Pharmaceuticals, Inc.

Dated: July 16, 2018	By:	/s/ Richard A. Fair
Richard A. Fair
President and Chief Executive Officer